UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2019 (January 23, 2019)

AIT Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-55759	47-3812456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 East Gate Blvd., Suite 320

Garden City, NY 11530

(Address of Principal Executive Office)

516-665-8200

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement

On January 23, 2019, AIT Therapeutics, Inc., a Delaware corporation (the “Company”), and Circassia Limited (“Circassia”), a company registered in England and Wales, entered into a License, Development and Commercialization Agreement (the “Agreement”), pursuant to which the Company granted Circassia an exclusive royalty-bearing license to distribute, market and sell the Company’s nitric oxide generator and delivery system (the “Product”) in the United States and China (collectively the “Territories”).

In consideration of the rights and licenses granted to Circassia by the Company, Circassia shall pay the Company the following milestone amounts:

●	$7.35 million upon signing;
●	$3.15 million (the “Second Milestone Payment”) payable within five (5) business days following the successful completion of a Food and Drug Administration (the “FDA”) pre-submission meeting;
●	$12.6 million payable on the sooner of ninety (90) days post FDA approval of the Product or the launch of the Product in the United States, subject to certain requirements;
●	$8.4 million payable within five (5) business days following the approval by the FDA of the Product in certain hospital and clinic settings for use in cardiac surgery; and
●	$1.05 million payable within five (5) business days following approval by the FDA equivalent in China for marketing and sale of the Product.

In addition, Circassia shall pay the Company the following royalty amounts until expiration of all of the applicable patents:

●	A one-time 5% royalty on the first cumulative $50 million in gross profit in the United States;
●	A one-time 5% royalty on the first cumulative $20 million in gross profit in China;
●	Thereafter, running royalty amounts of 15% of annual gross profit (United States & China combined) up to and including $100 million and 20% of annual gross profit (United States & China combined) exceeding $100 million.

Following expiration of the patents, Circassia shall pay for the continued of Company technology a 14% royalty on annual gross profits up to and including $100 million and a 19% royalty on annual gross profits exceeding $100 million.

All payments shall be in cash or ordinary shares of Circassia (the “Circassia Shares”), at Circassia’s option, except that the Second Milestone Payment shall be in cash or ordinary shares of Circassia at the Company’s option. Circassia Shares shall be valued at a 5% discount to the average weighted market price prior to the triggering event. Payment in cash of the milestone payments shall result in a reduction of the milestone payments by 4.7619%.

Upon the occurrence of certain events, including (a) the Company’s acquisition by a third-party that sells, or plans to sell in the Territories (i) nitric oxide gas, or (ii) any device capable of generating and/or delivering nitric oxide gas, (b) the Company is the subject of a bankruptcy event, or ( c) the Company commits a material breach of the Agreement or related agreements that is not cured within the applicable cure period, the Company shall grant Circassia a non-exclusive license to conduct research, develop and manufacture the Product in the Territories.

The Agreement shall continue until the Company’s last patents or improvement patents expire (the “Initial Term”). Commencing on the first day following the Initial Term, and on each day thereafter, the term shall automatically be extended for one additional day so that a constant three (3) year term will always be in effect. Notwithstanding the foregoing, either party may terminate the Agreement upon the occurrence of certain events, including (i) material default or breach that is not or cannot be reasonably cured within sixty (60) days of the notification of such material default or breach or (ii) certain bankruptcy, insolvency, reorganization, dissolution or liquidation events.

The foregoing summary is qualified in its entirety by the Agreement that will be filed (with certain portions subject to confidential treatment) with the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIT THERAPEUTICS, INC.

Date: January 29, 2019	By:	/s/ Steven Lisi
	Name:	Steven Lisi
	Title:	Chief Executive Officer